UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 24, 2005

AKESIS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-27409	84-1409219
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4370 La Jolla Village Drive

Suite 685

San Diego, California 92122

(Address of principal executive offices, including zip code)

(858) 646-0789

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(d) The board of directors of Akesis Pharmaceuticals, Inc. (“Akesis”), effective as of January 24, 2005, appointed Kevin R. Sayer to the board of directors of Akesis to serve until his successor is duly appointed or elected. Mr. Sayer will receive from Akesis $3,000 per meeting, plus expenses for his service on the Akesis board of directors. The board of directors has not yet determined the composition of the committees therein and shall determine such composition as soon as reasonably practicable.

Mr. Sayer, 47 years old, has served as Executive Vice President and Chief Financial Officer of Specialty Labs, SP, a publicly traded hospital focused clinical reference laboratory, since April 2004. From 1994 to 2001, Mr. Sayer was the Chief Financial Officer of Minimed, Inc., a publicly traded medical device company focused on diabetes management. During his tenure at Minimed, Minimed was acquired by Medtronic, Inc., a transaction which was completed in 2001. From 2001 to 2002, Mr. Sayer co-led the integration team for the newly combined entity and assumed executive responsibilities over operations as Vice President and General Manager of Medtronic Minimed’s External Pump and Disposable Product business unit. Mr. Sayer began his career in public accountancy and from 1983 to 1994 held various positions at Ernst & Young. He graduated from Brigham Young University in 1983 with concurrent bachelor and master degrees in accounting and information systems, and is a Certified Public Accountant.

Item 9.01 Financial Statements and Exhibits.

(c) The following exhibit is being filed with this report:

99.1    Press Release, dated January 27, 2005, of Akesis Pharmaceuticals, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Akesis Pharmaceuticals, Inc.

By:	/s/ John T. Hendrick
John T. Hendrick Chief Financial Officer

Date: January 28, 2005

EXHIBIT INDEX

99.1    Press Release, dated January 27, 2005, of Akesis Pharmaceuticals, Inc.